Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 6, 2001)             Registration Number 333-66958

                                  $877,000,000

                            Franklin Resources, Inc.

                     Liquid Yield Option(TM) Notes due 2031
                             (Zero Coupon - Senior)
                                       and
                             Shares of Common Stock
                            Issuable Upon Conversion
                                  of the LYONs


     This prospectus supplement relates to the resale by the holders of our LYONs and the shares of our common stock issuable upon the conversion of the LYONs.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated November 6, 2001. The terms of the LYONs are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus.



                                      Principal Amount
                                       at Maturity of
                                           LYONs                               Number of shares
                                        Beneficially         Percentage        of Common Stock       Percentage of
                                       Owned that may         of LYONs           that may be         Common Stock
Name (1):                                 be sold            Outstanding           sold (2)         Outstanding (3)
---------                               ----------           -----------       ------------         ---------------
UBS AG London Branch                     1,375,000               0.16%              12,870                 *


-----------------------------

*    Less than 1%.

(1) Information about other selling securityholders will be set forth in prospectus supplements, if required.
(2)  Assumes  conversion  of all of the holder's  LYONs at a conversion  rate of
     9.3604 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs--Conversion Rights" in the prospectus. As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.
(3) Calculated based on 259,915,179 shares of common stock outstanding as of July 31, 2002. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.



                     --------------------------------------

          The date of this prospectus supplement is September 3, 2002.